Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 30, 2023, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of J.Jill, Inc. on Form 10-K for the year ended January 28, 2023. We consent to the incorporation by reference of said report in the Registration Statements of J.Jill, Inc. on Form S-8 (Nos. 333- 216687, 333-225644, 333-225642, 333-225640, 333-230776, 333-230777, 333-232069, 333-253275 and 333-257235).

/s/ Grant Thornton LLP

Boston, Massachusetts

March 30, 2023